Exhibit 2
CONTRATO DE COMPRAVENTA
DE BONOS
celebrado entre
GRUPO TMM, S.A.B,
como Comprador
Y
VEX ASESORES CORPORATIVOS,
S.A.P.I. DE C.V.;
como Vendedor
18 de diciembre de 2009

ÍNDICE

Pág. #
Cláusula 1. DEFINICIONES	2
1.1 Definiciones	2
1.2 Singular y Plural	4
1.3 Encabezados y Referencias	4
Cláusula 2. OBJETO DEL CONTRATO	4
2.1 Compraventa de los Bonos en Venta	4
2.2 Condición Suspensiva	4
Cláusula 3. MONTO Y PAGO DEL PRECIO DE LA OPERACIÓN	4
3.1 Precio de la Operación	4
Cláusula 4. EMISIÓN DE ACCIONES POR GTMM	5
4.1 Aumento de Capital de GTMM	5
4.2 Cesión de Derechos al Fideicomiso	5
4.3 Imposibilidad de Capitalizar	5
Cláusula 5. ACUERDOS ESPECÍFICOS	5
5.1 Características y propiedad de los Bonos en Venta	5
5.2 Cancelación por Confusión de los Bonos en Venta	5
Cláusula 6. NOTIFICACIONES	6
6.1 Domicilio y Personas que Deben ser Notificadas	6
6.2 Cambios de Domicilio	6
Cláusula 7. DISPOSICIONES VARIAS	6
7.1 Renuncia Explícita	6
7.2 Cesiones	6
7.3 Autonomía de las Disposiciones	7
7.4 Obligaciones Fiscales	7
7.5 Comunicados de Prensa	7
Cláusula 8. DERECHOS APLICABLES; RESOLUCIÓN DE CONTROVERSIAS	7
8.1 Ley Aplicable	7
8.2 Arbitraje	7
ANEXOS

CONTRATO DE COMPRAVENTA DE BONOS
CONTRATO DE COMPRAVENTA DE BONOS (EN LO SUCESIVO, EL “CONTRATO”) QUE CELEBRAN EL 15 DE DICIEMBRE DE 2009, POR UNA PARTE, COMO COMPRADOR, GRUPO TMM, S.A.B. (EN LO SUCESIVO REFERIDA COMO “GTMM”, O COMO EL “COMPRADOR”) Y, POR LA OTRA PARTE, COMO VENDEDOR, VEX ASESORES CORPORATIVOS, S.A.P.I. DE C.V., A QUIEN SE LES DENOMINARÁ COMO “VEX” O COMO EL “VENDEDOR”); DE CONFORMIDAD CON LAS SIGUIENTES ANTECEDENTES DECLARACIONES Y CLÁUSULAS:
ANTECEDENTES:
     1. En el año 2006, “GTMM” instrumentó un programa de bursatilización de su cartera mediante la colocación privada de una serie de bonos denominados Serie 2006-A (los “Bonos”) emitidos por el Bank of New York como fiduciario de un Contrato Maestro de Fideicomiso (el “Fideicomiso Maestro”) a través de un Suplemento de dicho Fideicomiso Maestro (el “Suplemento”).
     2. Mediante el Contrato de Compraventa de Bonos redactado en idioma inglés (Purchase and Sale Agreement) entre Deutsche Bank, AG London (en lo sucesivo “Deutsche Bank”) como vendedor, y Vex Asesores Corporativos, S.A.P.I. de C.V. (en lo sucesivo “VEX”) en su carácter de comprador, VEX adquirirá de Deutsche Bank la propiedad de aproximadamente el 80% de los Bonos (en lo sucesivo los “Bonos Adquiridos”).
DECLARACIONES:
     I. DECLARA EL VENDEDOR QUE:
     I.1. Es una sociedad debidamente constituida de conformidad con las leyes mexicanas con capacidad legal suficiente para celebrar el presente Contrato, así como para obligarse conforme al mismo;
     I.2. El Sr. Eduardo Díaz Lozano Campos tiene facultades suficientes para celebrar el presente Contrato en su representación y obligarla bajo los términos y condiciones del mismo, facultades que no le han sido modificadas, revocadas, limitadas ni restringidas en forma alguna desde la fecha en que le fueron conferidas según consta en Escritura Pública Número 21,450 de fecha 12 de octubre de 2009, otorgada ante la fe del Lic. Juan M. Álvarez Moreno, Corredor Público Número 46 de la Ciudad de México, Distrito Federal; y
     I.3. Es su intención celebrar el presente Contrato de para vender GTMM los Bonos, al precio y demás términos y condiciones que se establecen en el presente.

     II. DECLARA GTMM POR CONDUCTO DE SU REPRESENTANTE QUE:
     II.1. Es una sociedad legalmente constituida de conformidad con las leyes mexicanas, con capacidad legal suficiente para celebrar el presente Contrato, así como para obligarse al cumplimiento de sus obligaciones conforme al mismo;
     II.2. El Sr. José Francisco Serrano Segovia tiene facultades suficientes para celebrar el presente Contrato en su representación y obligarla bajo los términos y condiciones del mismo, según consta en la escrita pública número 40,221, de fecha 15 de enero de 2008, otorgada ante la fe del licenciado Miguel Limón Díaz, notario público número 97, de México, Distrito Federal e inscrita en el Registro Público de Comercio de México, Distrito Federal bajo el folio mercantil número 102499 de fecha 24 de enero de 2008, las cuales a la fecha no le han sido revocadas, limitadas, ni modificadas de forma alguna; y
     II.3. Es su intención el adquirir la totalidad de los Bonos en Venta , libres todo de gravamen o limitación al dominio alguna, sujeto a los términos y condiciones del presente Contrato.
     Con base en los Antecedentes y Declaraciones anteriores, las Partes convienen en las siguientes:
CLÁUSULAS:
CLáUSULA 1.
DEFINICIONES
     1.1 Definiciones. Para los efectos de este Contrato, los siguientes términos tendrán el significado que se establece a continuación:
     “Bonos” significan los Bonos Serie 2006-A emitidos por el Bony como fiduciario del Fideicomiso Maestro a través del Suplemento, a que se refiere el Antecedente 1. del presente Contrato.
     “Bonos Adquiridos” significa los Bonos que serán Adquiridos por VEX según se establece en el Contrato de Compraventa Bonos.
     “Bonos Subordinados” significa los Bonos ha ser emitidos por el Fideicomiso Maestro en sustitución de parte de los Bonos, con vencimiento en cinco años posteriores a la fecha de emisión de los Bonos Subordinados, los cuales estarán subordinados a los Bonos que no sean sustituidos por el Fideicomiso Maestro, a los gastos de operación y mantenimiento de las embarcaciones afectadas al Fideicomiso Maestro.
     “Bonos en Venta” significa la totalidad de los Bonos Adquiridos que VEX transfiere a GTMM mediante el presente Contrato.

     “Bony” significa The Bank of New York como fiduciario del Master Trust.
     “Condición Suspensiva” significa la Condición Suspensiva a que se refiere la Cláusula 2.2.
     “Contrato de Compraventa Bonos” significa el Contrato entre VEX, y Deutsche Bank para la adquisición de los Bonos Adquiridos por parte de VEX, a que se refiere el antecedente 2 del presente Contrato, cuyo formato se adjunta como Anexo “1”.
     “Contrato de Fideicomiso” significa el Contrato de Fideicomiso de Administración y Pago en el que el Vendedor tiene el carácter de Fiduciario, que se adjunta al presente Contrato, como Anexo “2”.
     “CNBV” significa la Comisión Nacional Bancaria y de Valores.
     “Derechos de Suscripción” Tendrá el significado que se le asigna en la Cláusula 3.1 (d).
     “Día Hábil” significa cualquier Día, que no sea sábado, domingo, o Día festivo, en el que las oficinas principales de las instituciones crédito ubicadas en la Ciudad de México, Distrito Federal y en la Ciudad de Nueva York, estén abiertas al público para llevar a cabo operaciones bancarias y no estén autorizadas para cerrar.
     “Dólares” o “EUA$” significa Dólares moneda de curso legal en los Estados Unidos de América.
     “Fideicomiso” significa el fideicomiso irrevocable de administración y pago constituido mediante el Contrato de Fideicomiso.
     “Fideicomiso Maestro” significa el Master Trust Agreement de fecha 18 de agosto de 2006, celebrado por Transportación Marítima Mexicana, S.A. de C.V. TMM Logistics, S.A. de C.V. y Lacto Comercial Organizada, S.A. de C.V. como vendedores, GTMM como representante y garante de los vendedores, y The Bank of New York como Fiduciario.
     “Pagaré” significa el pagaré ha ser emitido por GTMM como parte del precio a ser pagado por los Bonos en Venta de conformidad con la Cláusula 3.1, por un monto principal de EUA$12,250,000.00 (doce millones doscientos cincuenta mil Dólares 00/100), pagadero a la fecha de vencimiento, la cual será cinco años posteriores a la fecha de firma del pagaré, con intereses pagaderos también a la fecha de vencimiento a una tasa de interés de 10.50% anual.
     “Parte” o “Partes” significa el Comprador y Vendedor del presente Contrato.
     “Precio de la Operación” tendrá el significado que se le asigna en la Cláusula 3.1 del presente Contrato.

     “Suplemento” significa el Series 2006 A Supplement to Master Trust Agreement de fecha 18 de agosto de 2006, a que se hace referencia el Antecedente 1 del presente Contrato.
     1.2 Singular y Plural. Los términos definidos en la Cláusula 1.1 podrán usarse en el presente Contrato tanto en el singular como en el plural, según lo exija el contexto en que se empleen.
     1.3 Encabezados y Referencias. Todos los encabezados utilizados en el presente Contrato son únicamente para facilitar su referencia y no se tomarán en cuenta para la interpretación del mismo. Salvo disposición en contrario, todas las referencias en el presente Contrato a Cláusulas y Anexos, se hacen con relación a Cláusulas y Anexos del presente Contrato.
CLÁUSULA 2.
OBJETO DEL CONTRATO
     2.1 Compraventa de los Bonos en Venta. Sujeto al cumplimiento de la Condición Suspensiva a que se refiere la Cláusula 2.2 siguiente, el Vendedor venderá, y el Comprador comprará, con efectos inmediatos a partir de la fecha en que se cumpla la Condición Suspensiva, los Bonos en Venta, libres de todo gravamen o limitación de domino.
     2.2 Condición Suspensiva. Todas las obligaciones y derechos tanto del Deudor como del Comprador contenidas en el presente Contrato, no surtirán efectos y no serán exigibles sino hasta la fecha en que se cumpla la siguiente Condición Suspensiva:
     Que VEX adquiera los Bonos Adquiridos mediante la celebración con Deutsche del Contrato de Compraventa Bonos
     Para efectos de lo anterior, VEX probará el cumplimiento de la Condición Suspensiva correspondiente, mediante una copia simple del documento que acredite la celebración del Contrato de Compraventa de Bonos.
CLÁUSULA 3.
MONTO Y PAGO DEL PRECIO DE LA OPERACIÓN
     3.1 Precio de la Operación. El precio de compra por los Bonos en Venta (el “Precio de la Operación”) es la cantidad de EUA$86’535,000.00 (ochenta y seis millones quinientos treinta y cinco mil Dólares), el cual será pagado mediante aportación al Fideicomiso como sigue:
(a)	La cantidad de EUA$27,100,565.53 (veintisiete millones cien mil quinientos sesenta y cinco 53/100 Dólares), será aportada al Fideicomiso en efectivo en la cuenta bancaria previamente indicada para tales efectos.

(b)	La cantidad de EUA$12,250,000.00 (doce millones doscientos cincuenta mil Dólares 00/100) mediante el Pagaré.

(c)	La cantidad de EUA$6,000,000.00 (seis millones de Dólares 00/100) en Bonos Subordinados.

(d)	La cantidad remanente será pagada posteriormente con acciones representativas del capital social del propio GTMM emitidas conforme al aumento de capital que, sujeto a lo establecido en la Cláusula 4.2 siguiente, se lleve a cabo para la capitalización del pasivo a cargo de GTMM derivado de este inciso (d) (los Derechos de Suscripción).
CLÁUSULA 4.
EMISIÓN DE ACCIONES POR GTMM
     4.1 Aumento de Capital de GTMM. Por medio del presente Contrato, GTMM manifiesta que el aumento de capital social requerido para capitalizar el pasivo a su cargo derivado del monto pendiente del precio de los Bonos en Venta referido en el inciso (d) de la Cláusula 3.1 anterior fue aprobado por los accionistas de GTMM en la Asamblea de Accionistas llevada a cabo el 15 de diciembre de 2009. Asimismo, manifiesta que está en trámite la autorización de la CNBV para que se pueda llevar a cabo la suscripción correspondiente sin necesidad de oferta pública de compra, en términos del artículo 102 de la Ley del mercado de Valores.
     4.2 Cesión de Derechos al Fideicomiso. Por medio del presente VEX se obliga a transferir al Fideicomiso todos los derechos y obligaciones, incluyendo sin limitar, los Derechos de Suscripción derivados del presente Contrato, para que tales derechos pasen a formar parte del patrimonio del Fideicomiso. Si por alguna razón las acciones de GTMM derivadas del aumento de capital referido en la Cláusula anterior, que correspondan a los Derechos de Suscripción son emitidas en favor de VEX, éste se obliga por medio del presente a aportarlas inmediatamente al patrimonio del Fideicomiso.
     4.3 Imposibilidad de Capitalizar. Si después de doce meses posteriores a la fecha del presente, a pesar de los mejores esfuerzos de GTMM no es posible llevar a cabo la capitalización del pasivo referido en la Cláusula 3.1 inciso (d), cualquier monto que no hayan sido posible capitalizar serán sustituidos por un pagaré u otro instrumento de crédito cuyos términos acordarán las partes de buena fe.
CLÁUSULA 5.
ACUERDOS ESPECÍFICOS
     5.1 Características y propiedad de los Bonos en Venta. GTMM reconoce expresamente que conoce las tanto los derechos como las obligaciones derivadas de los Bonos en Venta, así como sus condiciones de pago y montos tanto pagados como pendientes de pago de la deuda que representan los mismos, por lo que en este acto libera al Vendedor de cualquier reclamación que en un futuro GTMM pudiera llegar a tener en contra del Vendedor en relación a las características y condiciones de pago de los Bonos en Venta.
     5.2 Cancelación por Confusión de los Bonos en Venta. Ambas partes reconocen que por la adquisición de los Bonos en Venta que se documenta por medio del presente Contrato GTMM adquirirá el carácter simultaneo de Acreedor y Deudor de los Bonos en Venta, por lo que tanto la deuda que los Bonos en Venta representan, como los propios Bonos en Venta quedaran automáticamente cancelados por confusión, y así se le hará saber a Bony para que en su calidad de fiduciario del Master Trust tome nota de dicha cancelación.
CLÁUSULA 6.
NOTIFICACIONES
     6.1 Domicilio y Personas que Deben ser Notificadas. Todas las comunicaciones entre las Partes en relación con este Contrato, deberán ser efectuadas por escrito con acuse de recibo y entregadas a las otras Partes por mensajero, telegrama, facsímil, o correo certificado, al domicilio indicado a continuación, o al domicilio que las Partes acuerden por escrito.

A GTMM:	Av. de la Cúspide No. 475, 9º Pisos
México, D.F. C.P. 14010
Fax: 52 (55) 666 14 86

A VEX:	Obrero Mundial No. 520 — 202
Col. Piedad Narvarte C.P. 03000
México, D.F. México
Tel. (55) 26230610 al 15
Fax: (55) 52029212
     6.2 Cambios de Domicilio. Cada una de las Partes podrá, mediante aviso escrito a las otras Partes, cambiar su domicilio para efectos de notificaciones y/o de cambios en el nombre de la persona a la que se deben enviar dichas notificaciones.
CLÁUSULA 7.
DISPOSICIONES VARIAS
     7.1 Renuncia Explícita. La falta o demora de cualquiera de las Partes en hacer exigible en cualquier momento alguna de las disposiciones de este Contrato, o en requerir en cualquier momento el cumplimiento por las otras Partes de alguna disposición, no debe ser interpretada como una renuncia al cumplimiento de tales disposiciones; ni afectará la validez de este Contrato o de parte alguna del mismo, ni tampoco el derecho de dichas otras Partes a exigir posteriormente cada una de dichas disposiciones. Cualquier renuncia de cualquiera de las Partes a cualquiera de las disposiciones de este Contrato deberá hacerse por escrito.
     7.2 Cesiones. Excepto por lo expresamente establecido en el presente Contrato, ninguna de las Partes podrá ceder sus derechos y obligaciones derivados del presente Contrato, sin el consentimiento previo y por escrito de las demás Partes.

     7.3 Autonomía de las Disposiciones. La invalidez, ilegalidad o falta de coercibilidad de una o más de las disposiciones del presente Contrato de ninguna manera afectará la validez y exigibilidad de las demás disposiciones del presente Contrato.
     7.4 Obligaciones Fiscales. Todos los impuestos, derechos y demás obligaciones de carácter fiscal que se deriven del presente Contrato, incluyendo sin limitar la presentación de avisos y/o declaraciones que sean procedentes serán de la estricta responsabilidad de cada una de las Partes según se establezca en las propias disposiciones fiscales correspondientes.
     7.5 Comunicados de Prensa. Las partes reconocen y aceptan que GTMM deberá informar a la Bolsa Mexicana de Valores, S.A. de C.V. y a la CNBV la compraventa de Bonos en Venta materia del presente Contrato.
CLÁUSULA 8.
DERECHOS APLICABLES; RESOLUCIÓN DE CONTROVERSIAS
     8.1 Ley Aplicable. Este Contrato se regirá e interpretará de acuerdo con la legislación federal de México.
     8.2 Arbitraje. Las Partes acuerdan que toda controversia que se suscite en relación con el presente Contrato, deberá ser resuelta exclusivamente mediante arbitraje de acuerdo con el Reglamento de Conciliación y de Arbitraje de la Cámara de Comercio Internacional. La ley aplicable al fondo será la establecida en la Cláusula 8.1 anterior. El tribunal arbitral se integrará por tres miembros de conformidad con lo siguiente:
     (a) Cada una de las partes deberá nombrar a un árbitro, y el tercero, quien será el Presidente, será nombrado por la Cámara de Comercio Internacional con apego al Reglamento referido;
     (b) En caso de que una de las Partes no nombrare el árbitro que le corresponde dentro de los 10 Días Hábiles contados a partir de que la otra Parte hubiere nombrado el suyo, la Cámara de Comercio Internacional nombrará dicho árbitro en substitución de ella, con apego al Reglamento referido; y
     (c) El arbitraje se conducirá en español y tendrá como sede la Ciudad de México, D.F. El laudo arbitral será final y obligatorio para las Partes, quienes renuncian al derecho de apelación.

EN TESTIMONIO DE LO ANTERIOR, las Partes celebran, por medio de sus representantes, el presente Contrato, en 2 ejemplares igualmente válidos, el 18 de diciembre de 2009.

GRUPO TMM, S.A.B.	VEX

/s/ José Francisco Serrano Segovia	/s/ Eduardo Díaz Lozano Campos

Sr. José Francisco Serrano Segovia	Ing. Eduardo Díaz Lozano Campos

Translation from Spanish
BONDS PURCHASE AND SALE
AGREEMENT
entered into by and between
GRUPO TMM, S.A.B.,
as Buyer
and
VEX ASESORES CORPORATIVOS,
S.A.P.I. DE C.V.,
as Seller
December 18, 2009

CONTENTS

Page #

CLAUSE 1. DEFINITIONS	2
1.1. Definitions	2
1.2. Singular and Plural	4
1.3. Headings and References	4
CLAUSE 2. SUBJECT MATTER OF THE AGREEMENT	4
2.1. Purchase and Sale of the Bonds on Sale	4
2.2. Condition Precedent	4
CLAUSE 3. AMOUNT AND PAYMENT OF THE PRICE OF THE TRANSACTION	4
3.1. Price of the Transaction	4
CLAUSE 4. ISSUE OF SHARES BY GTMM	5
4.1. Capital Increase of GTMM	5
4.2. Assignment of Rights to the Trust	5
4.3. Impossibility of Capitalizing	5
CLAUSE 5. SPECIFIC ARRANGEMENTS	5
5.1. Characteristics and ownership of the Bonds on Sale	5
5.2. Cancellation due to Confusion of the Bonds on Sale	5
CLAUSE 6. NOTIFICATIONS	6
6.1. Domicile and Persons to be Notified	6
6.2. Changes of Domicile	6
CLAUSE 7. SUNDRY PROVISIONS	6
7.1. Explicit Waiver	6
7.2. Assignments	6
7.3. Autonomy of the Provisions	7
7.4. Tax Obligations	7
7.5. Press Releases	7
CLAUSE 8. APPLICABLE LAWS; DISPUTE RESOLUTION	7
8.1. Applicable Law	7
8.2. Arbitration	7
EXHIBITS	9

BONDS PURCHASE AND SALE AGREEMENT
BONDS PURCHASE AND SALE AGREEMENT (HEREINAFTER, THE “AGREEMENT”) ENTERED INTO ON DECEMBER 15 2009, BY AND BETWEEN, AS BUYER, GRUPO TMM, S.A.B. (HEREINAFTER REFERRED TO AS “GTMM”, OR AS “BUYER”) AND, THE PARTY, AS SELLER, VEX ASESORES CORPORATIVOS, S.A.P.I. DE C.V. (HEREINAFTER REFERRED TO AS “VEX” OR AS “SELLER”); PURSUANT TO THE FOLLOWING RECITALS, REPRESENTATIONS AND CLAUSES:
RECITALS:
     1. In the year 2006, “GTMM” implemented a program of securitization of its portfolio through private placement of a series of bonds called Series 2006-A (the “Bonds”) issued by the Bank of New York as trustee of a Master Trust Agreement (the “Master Trust Agreement”) through a Supplement to the said Master Trust Agreement (the “Supplement”).
     2. Through the Bonds Purchase and Sale Agreement drawn up in the English language (Purchase and Sale Agreement) between Deutsche Bank, AG London (hereinafter “Deutsche Bank”) as seller, and Vex Asesores Corporativos, S.A.P.I. de C.V. (hereinafter “VEX”) in its capacity as buyer, VEX shall acquire from Deutsche Bank the ownership of approximately 80% of the Bonds (hereinafter the “Acquired Bonds”).
REPRESENTATIONS:
     I. SELLER REPRESENTS:
     I.1. It is a corporation duly organized under Mexican laws, with sufficient legal capacity to enter into this Agreement, as well as assume the obligations hereunder;
     I.2. Mr. Eduardo Díaz Lozano Campos has sufficient powers to enter into this Agreement on its behalf, and to oblige it under the terms and conditions hereof, which powers have not been modified, revoked, limited or restricted in any way since the date on which they were granted, as recorded in Public Instrument Number 21,450 dated October 12, 2009, executed before and certified by Mr. Juan M. Álvarez Moreno, Commercial Notary Number 46 of Mexico City, Federal District; and
     I.3. It is its intention to enter into this Agreement to sell GTMM the Bonds, at the price and other terms and conditions set forth hereunder.

     II. GTMM, THROUGH ITS REPRESENTATIVE, REPRESENTS:
     II.1. It is a corporation lawfully organized under Mexican laws, with sufficient legal capacity to enter into this Agreement, and to undertake to fulfill the obligations hereunder;
     II.2. Mr. José Francisco Serrano Segovia has sufficient powers to enter into this Agreement on its behalf and to oblige it under the terms and conditions hereof, as recorded in public instrument number 40,221 dated January 15, 2008, executed before and certified by Mr. Miguel Limón Díaz, notary public number 97 of Mexico City, Federal District, and listed in the Public Registry of Commerce of Mexico City, Federal District, under the commercial folio number 102499 dated January 24, 2008, which powers have not been revoked, limited or modified in any way to date; and
     II.3. It is its intention to acquire the entire amount of the Bonds on Sale, free from any encumbrance or cloud on title, subject to the terms and conditions of this Agreement.
     Based on the foregoing Recitals and Representations, the Parties agree to the following:
CLAUSES:
CLAUSE 1.
DEFINITIONS
     1.1. Definitions. For the purposes of this Agreement, the following terms shall have the meaning set forth thereunder:
     “Bonds” mean the Series 2006-A Bonds issued by the BONY as trustee of the Master Trust Agreement through the Supplement, referred to in Recital 1. of this Agreement.
     “Acquired Bonds” means the Bonds that shall be Acquired by VEX under the provisions of the Bonds Purchase and Sale Agreement.
     “Subordinate Bonds” means the Bonds to be issued by the Master Trust in substitution of part of the Bonds, with maturity five years after the issued date of the Subordinated Bonds, which shall be subordinated to the Bonds that are not substituted by the Master Trust, to the operating and maintenance expenses of the vessels transferred to the Master Trust Agreement.
     “Bonds on Sale” means the entire amount of the Acquired Bonds that VEX transfers to GTMM under this Agreement.

     “BONY” means The Bank of New York as trustee of the Master Trust.
     “Condition Precedent” means the Condition Precedent referred to by Clause 2.2.
     “Bonds Purchase and Sale Agreement” means the Agreement between VEX and Deutsche Bank for the acquisition of the Acquired Bonds by VEX, referred to by recital 2 of this Agreement, whose form is attached hereto as Exhibit “1”.
     “Trust Agreement” means the Administration and Payment Trust Agreement in which Seller acts in the capacity of Trustee, which is attached hereto as Exhibit “2”.
     “CNBV” is the Spanish acronym of the National Banking and Securities Commission.
     “Subscription Rights” shall have the meaning assigned to it in Clause 3.1(d).
     “Business Day” means any Day, other than a Saturday, Sunday, or holiday, on which the main offices of the lending institutions located in Mexico City, Federal District and in the City of New York are open to the public to carry on banking operations and are not authorized to close.
     “Dollars” or “US$” means Dollars currency of legal tender in the United States of America.
     “Trust” means the irrevocable administration and payment trust set up under the Trust Agreement.
     “Master Trust Agreement” means the Master Trust Agreement dated August 18, 2006, entered into by Transportación Marítima Mexicana, S.A. de CV., TMM Logistics, S.A. de C.V. and Lacto Comercial Organizada, S.A. do CV., as sellers, GTMM as representative and guarantor of sellers, and The Bank of New York as Trustee.
     “Promissory Note” means the promissory note to be issued by GTMM as part of the price to be paid for the Bonds on Sale in accordance with Clause 3.1, for a principal amount of US$ 12,250,000.00 (twelve million two hundred fifty thousand Dollars 00/100), payable on the due date, which shall be five years after the signing date of the promissory note, with interest also payable on the due date at an interest rate of 10.50% per annum.
     “Party” or “Parties” means the Buyer and the Seller in this Agreement.
     “Price of the Transaction” shall have the meaning assigned to it in Clause 3.1 of this Agreement.

     “Supplement” means the 2006-A Series Supplement to Master Trust Agreement dated August 18, 2006, referred to by Recital 1 of this Agreement.
     1.2. Singular and Plural. The terms defined in Clause 1.1 may be used in this Agreement in both singular and plural form, depending on the context in which they are employed.
     1.3. Headings and References. All the headings used in this Agreement are solely for facilitating their reference and shall not be taken into account for the construction hereof. Notwithstanding any provision to the contrary, all references in this Agreement to Clauses and Exhibits arc made in relation to Clauses and Exhibits of this Agreement.
CLAUSE 2.
SUBJECT MATTER OF THE AGREEMENT
     2.1. Purchase and Sale of the Bonds on Sale. Subject to fulfillment of the Condition Precedent referred to by Clause 2.2 hereunder, Seller shall sell and Buyer shall buy, effective immediately from the date on which the Condition Precedent is fulfilled, the Bonds on Sale, free from any encumbrance or cloud on title.
     2.2. Condition Precedent. All obligations and rights of both Debtor and Buyer contained in this Agreement shall not become effective and shall not be enforceable until the date on which the following Condition Precedent is fulfilled:
     The condition is for VEX to acquire the Acquired Bonds by entering into the Bonds Purchase and Sale Agreement with Deutsche.
     For purposes of the foregoing, VEX shall prove fulfillment of the corresponding Condition Precedent, through a plain copy of the document that evidences the Bonds Purchase and Sale Agreement has been executed.
CLAUSE 3.
AMOUNT AND PAYMENT OF THE PRICE OF THE TRANSACTION
     3.1. Price of the Transaction. The purchase price for the Bonds on Sale (the “Price of the Transaction”) is the sum of US$86,535,000.00 (eighty-six million five hundred thirty-five thousand Dollars), which shall be paid by a contribution to the Trust as follows:
(a)	The sum of US$27,103,065.52 (twenty-seven million one hundred three thousand sixty-five 52/100 Dollars), shall be contributed to the Trust in cash in the bank account previously set forth for such purposes.

(b)	The sum of US$12,250,000.00 (twelve million two hundred fifty thousand Dollars 00/100) through the Promissory Note.

(c)	The sum of US$6,000,000.00 (six million Dollars 00/100) in Subordinated Bonds.

(d)	The remaining amount shall be paid subsequently with shares representing the capital stock of the said GTMM issued in accordance with any capital increase which, subject to the provisions of Clause 4.2 hereunder, is carried out for the capitalization of the liability laid to the charge of GTMM derived from this subsection (d) (the Subscription Rights).
CLAUSE 4.
ISSUE OF SHARES BY GTMM
     4.1. Capital Increase of GTMM. GTMM hereby states that the capital stock increase required to capitalize the liability laid to its charge derived from the pending amount of the price of the Bonds on Sale referred to in Subsection (d) of Clause 3.1 above was approved by the shareholders of GTMM at the Shareholders’ Meeting held on December 15, 2009. Furthermore, it states that authorization is pending from the CNBV to be able to carry out the corresponding subscription without the need for a public purchase bid, pursuant to Article 102 of the Securities Market Act [Ley del Mercado de Valores].
     4.2. Assignment of Rights to the Trust. VEX is hereby bound to transfer to the Trust all the rights and obligations, including but not limited to, the Subscription Rights derived form this Agreement, so that such rights shall form part of the property of the Trust. If for any reason the GTMM shares derived from the capital increase mentioned in the previous Clause, which correspond to the Subscription Rights are issued in favor of VEX, the latter is hereby bound to transfer them immediately to the property of the Trust.
     4.3. Impossibility of Capitalizing. If after twelve months subsequent to the date hereof, despite the best efforts of GTMM, it is not possible to carry out the capitalization of the liability mentioned in Clause 3.1 Subsection (d), any amount that has not been possible to capitalize shall be substituted by promissory note or other negotiable instrument whose terms shall be agreed upon by the parties in good faith.
CLAUSE 5.
SPECIFIC ARRANGEMENTS
     5.1. Characteristics and ownership of the Bonds on Sale. GTMM expressly acknowledges that it knows both the rights and the obligations derived from the Bonds on Sale, as well as their payment terms and amounts both paid and pending payment of the debt which they represent, wherefore it hereby releases Seller from any claim that GTMM might come to have in the future against Seller in connection with the characteristics and terms of payment of the Bonds on Sale.
     5.2. Cancellation due to Confusion of the Bonds on Sale. Both parties acknowledge that because of the acquisition of the Bonds on Sale that is documented hereunder,

GTMM shall acquire the simultaneous capacity of Creditor and Debtor of the Bonds on Sale, wherefore both the debt represented by the Bonds on Sale, and the said Bonds on Sale per se shall be automatically cancelled as a result of confusion, and BONY shall be informed thereof so that it may take note of such cancellation in its capacity as trustee of the Master Trust.
CLAUSE 6.
NOTIFICATIONS
     6.1. Domicile and Persons to be Notified. All communications between the Parties in connection with this Agreement shall be made in writing with acknowledgment of receipt and delivered to the other Parties by messenger service, telegram, facsimile, or certified mail, at the domicile set forth hereunder, or at the domicile agreed upon by the Parties in writing.

To GTMM:	Av. de la Cúspide No. 475, 9° Pisos
Mexico City, Federal
District, Postal Code
14010
Fax: 52 (55) 666 14 86

To VEX:	Obrero Mundial No. 520 - 202
Col. Piedad Narvarte, Postal Code 03000
Mexico City, Federal District,
Mexico
Tel. (55) 262306 10 through 15
Fax: (55) 52029212
     6.2. Changes of Domicile. Each of the Parties may, by written notice to the other Parties, change their domicile for purposes of notifications and/or changes in the name of the person to whom such notification should be sent.
CLAUSE 7.
SUNDRY PROVISIONS
     7.1. Explicit Waiver. The failure or delay by any of the Parties to make enforceable at any time the provisions of this Agreement, or to request at any time the fulfillment by the other Parties of any provision, should not be construed as a waiver of the fulfillment of such provisions; nor shall it affect the validity of this Agreement or a part thereof, nor also the right of such other Parties to subsequent demand (performance) of each of such provisions. Any waiver by any of the Parties of any provisions of this Agreement shall also be recorded in writing.
     7.2. Assignments. With the exception of the express stipulations of this Agreement, none of the Parties may assign their rights and obligations under this Agreement without prior consent from the other Parties in writing.

     7.3. Autonomy of the Provisions. The invalidity, illegality or lack of enforceability of one or more of the provisions of this Agreement shall in no way affect the validity and enforceability of the other provisions of this Agreement.
     7.4. Tax Obligations. All the taxes, government charges and other fiscal obligations resulting from the present Agreement, including but not limited to, the filing of notices and/or tax returns as applicable shall be the strict responsibility of each of the Parties, pursuant to the corresponding tax provisions themselves.
     7.5. Press Releases. The parties recognize and accept that GTMM shall inform the Mexican securities exchange—Bolsa Mexicana de Valores, S.A. de C.V.—and the CNBV of the purchase and sale of Bonds on Sale subject matter of this Agreement.
CLAUSE 8.
APPLICABLE LAWS; DISPUTE RESOLUTION
     8.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the federal legislation of Mexico.
     8.2. Arbitration. The Parties agree that any dispute arising in connection with this Agreement shall be resolved exclusively through arbitration in accordance with the International Chamber of Commerce Rules of Conciliation and Arbitration. The law applicable to the merits shall be as set forth in Clause 8.1 above. The court of arbitration shall be formed by three members, in accordance with the following:
     (a) Each of the parties shall appoint one arbitrator, and the third, who shall be the Chairperson, shall be appointed by the International Chamber of Commerce subject to the aforementioned Rules;
     (b) If one of the Parties fails to appoint the arbitrator that corresponds thereto within 10 Business Days counted from the moment when the other Party shall have appointed its own, the International Chamber of Commerce shall appoint such arbitrator in substitution thereof, subject to the aforementioned Rules; and
     (c) The arbitration shall be conducted in Spanish and seat of authority shall be in Mexico City, Federal District. The arbitration award shall be final and binding for the Parties, who waive the right of appeal.

IN WITNESS WHEREOF, the Parties, through their representatives, entered into this Agreement, on 2 equally valid counterparts, this December 18, 2009.

GRUPO TMM, S.A.B.	VEX

(Illegible signature)	(Illegible signature)

Mr. José Francisco Serrano Segovia	Mr. Eduardo Díaz Lozano Campos
The undersigned, SILVIA GLORIA VALDES GARCIA, Ave. Universidad No. 2014 Edificio Costa Rica Entrada B-202 Unidad Integracion Latinoamericana Col. Romero de Terreros Tel: 658-82-14 México 5 D.F. official Sworn translator before the Superior Court of Justice of the Federal District, Mexico for the Spanish and English languages, certifies that the above is a true and exact translation of the document attached
Mexico City, June 23, 2010
/s/ SILVIA GLORIA VALDES GARCIA